Exhibit 99.1

Kraft Heinz to Elevate CEO Miguel Patricio to Become Chair of the Board Along with Additional Board Refreshment

Alexandre Behring to Retire from the Board; James Park of Fitbit at Google Nominated as New Board Member

PITTSBURGH & CHICAGO--(Feb. 18, 2022) -- The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) announced today, that the Board of Directors intends to appoint Chief Executive Officer Miguel Patricio as Chair, subject to his re-election at the Kraft Heinz 2022 Annual Meeting of Stockholders. After years of distinguished service, Chair of the Board of Directors Alexandre Behring will retire following the end of his term at the 2022 Annual Meeting.

“We are very pleased with the progress experienced by the Company in advancing its strategic plan during the past few years under Miguel’s leadership and see his elevation to Chair as a natural progression, providing a continuation of strong and consistent stewardship to guide the Company well into the future.” said Alex Behring, Kraft Heinz Board Chair. “I have enjoyed my time working alongside Miguel, the Board, and the Kraft Heinz leadership team.”

“Alex’s contribution to Kraft Heinz has been invaluable and his impact will continue to be felt for many years,” said Miguel Patricio, Chief Executive Officer and Director. “I am truly honored at the opportunity to succeed him as Chair.”

“On behalf of Berkshire Hathaway, I would like to thank Alex for his dedication, leadership, and service to Kraft Heinz. Alex and I have worked closely together since 2013, when we both served on the H.J. Heinz Board, and I know our relationship will extend well into the future,” said Greg Abel, member of the Kraft Heinz Board of Directors and Vice Chair, Non-Insurance Operations of Berkshire Hathaway. “We look forward to working with Miguel as Chair as his vision for the Company’s transformation continues to move the business forward.”

The Company also announced that the Board of Directors has nominated James Park of Fitbit at Google to stand for election at the Kraft Heinz 2022 Annual Meeting.

“I am also thrilled by the prospect of adding James Park to our Board,” Patricio said. “Technology and digital capabilities are extremely important elements of our continuing business strategy. His background and experience will be especially valuable to Kraft Heinz and the Board as we begin the next phase of our transformation.”

James Park, 45, is a technology entrepreneur who co-founded Fitbit, Inc., a connected health and fitness company, that was acquired by Google in January 2021. Mr. Park is Vice President and General Manager, Fitbit at Google. He previously served as Chief Executive Officer, President, and member of the board of directors of Fitbit since 2007, and as chairman of the board of directors from 2015, until its acquisition. He is a leader in the technology industry with a strong track record of ideating and operating successful technology companies. Park was also the co-founder of Wind-Up Labs, Inc., an online photo sharing company acquired by CNET Networks, Inc. in 2005, and Epesi Technologies, Inc. In 2015, he was named to Fortune magazine's 40 Under 40, an annual ranking of the most influential young people in business.

To learn more, visit www.kraftheinzcompany.com.

About The Kraft Heinz Company

We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let's Make Life Delicious. Consumers are at the center of everything we do. With 2021 net sales of approximately $26 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of six consumer-driven product platforms. As global citizens, we're dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn and Twitter.

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Alex Abraham (Kraft Heinz Media)
alex.abraham@kraftheinz.com

Christopher Jakubik, CFA (Kraft Heinz Investors)
ir@kraftheinz.com